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                                  EXHIBIT 23.2

            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


        We consent to the incorporation by reference in this Registration Statement on Form S-2 of our report dated March 25, 2003 relating to the financial statements of Ambient Corporation and its subsidiaries as December 31, 2002, appearing in the Annual Report on Form 10-KSB of Ambient Corporation for the year ended December 31, 2003, which report includes an explanatory paragraph as to an uncertainty with respect to Ambient Corporation's ability to continue as a going concern, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Brightman Almagor & Co.
A Member of Deloitte Touche Tohmatsu
Tel Aviv, Israel
January 18, 2005